Exhibit 99.1

STORE Capital Announces Third Quarter 2018 Operating Results

Raises 2018 Acquisition Volume Guidance; Updates 2018 AFFO Guidance; Introduces 2019 Guidance

SCOTTSDALE, Ariz., November 1, 2018 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the third quarter and nine months ended September 30, 2018.

Highlights

For the quarter ended September 30, 2018:
◾	Total revenues of $137.0 million
◾	Net income of $48.2 million, or $0.23 per basic and diluted share, including an aggregate net gain of $1.2 million on dispositions of real estate
◾	AFFO of $97.4 million, or $0.47 per basic and diluted share
◾	Declared a regular quarterly cash dividend per common share of $0.33, representing a 6.5% increase over the second quarter
◾	Invested $510.6 million in 129 properties at a weighted average initial cap rate of 7.9%
◾	Raised net proceeds of $187.2 million from the sale of an aggregate of 6.7 million common shares under the Company’s at-the-market equity program

For the nine months ended September 30, 2018:
◾	Total revenues of $394.1 million
◾	Net income of $160.4 million, or $0.80 per basic and diluted share, including an aggregate net gain of $30.7 million on dispositions of real estate
◾	AFFO of $274.5 million, or $1.37 per basic share and $1.36 per diluted share
◾	Declared regular cash dividends per common share aggregating $0.95
◾	Invested $1.2 billion in 343 properties at a weighted average initial cap rate of 7.9%
◾	Raised net proceeds of $473.6 million from the sale of an aggregate of 17.9 million common shares under the Company’s at-the-market equity program
◾	Expanded the unsecured revolving credit facility to $600 million and the accordion feature to $800 million, raising maximum borrowing capacity to $1.4 billion in February 2018
◾	Closed inaugural public debt offering, issuing $350 million in aggregate principal amount of investment-grade senior unsecured notes in March 2018

STORE Capital Corporation

Management Commentary

“The third quarter was a momentous one for STORE,” said Christopher Volk, Chief Executive Officer.  “On the real estate acquisition side, we had a record quarter, which reflects the strong demand for our capital solutions as well as the investments we have made in our acquisition platform over the past year.  On the portfolio side, we are virtually fully occupied and our investment activity this quarter further diversified our portfolio. On the investor side, we raised our dividends by 6.5% during the quarter while maintaining our conservative AFFO payout ratio that serves to provide a high level of dividend protection for our investors.  In total, STORE has raised its dividends four times over the past four years for a total increase of 32%.  And more recently, we successfully issued our first ever AAA rated notes under our Master Funding program, which expands the market for our notes, materially lowers our cost of capital and makes STORE amongst the few REITs having the capacity to issue AAA rated debt.  We are proud of these accomplishments, which position us well for a strong close to 2018 and provide strong prospects for continued growth in 2019.”

Financial Results

Total Revenues

Total revenues were $137.0 million for the third quarter of 2018, an increase of 23.9% from $110.5 million for the third quarter of 2017.  Revenues for the third quarter of 2017 included a $4.6 million charge related to the accelerated amortization of lease incentives; excluding this charge, revenues increased 19.0%.

Total revenues for the first nine months of 2018 were $394.1 million, an increase of 18.4% from $332.7 million for the first nine months of 2017. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $5.9 billion in gross investment amount representing 1,826 property locations and 382 customers at September 30, 2017 to $7.2 billion in gross investment amount representing 2,206 property locations and 421 customers at September 30, 2018.

Net Income

Net income was $48.2 million, or $0.23 per basic and diluted share, for the third quarter of 2018, an increase from $28.6 million, or $0.15 per basic and diluted share, for the third quarter of 2017.  Net income for the third quarter of 2018 includes an aggregate net gain on dispositions of real estate of $1.2 million as compared to $6.3 million for the same period in 2017.  Net income for the third quarter of 2017 included $14.2 million of non-cash charges consisting of a $4.6 million charge to revenue related to the accelerated amortization of lease incentives, a $2.0 million charge to interest expense for the accelerated amortization of deferred financing costs associated with the prepayment of STORE Master Funding debt and a $7.6 million provision for impairment of real estate.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment. These items can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the nine months ended September 30, 2018 was $160.4 million, or $0.80 per basic and diluted share, an increase of 32.5% from $121.0 million, or $0.69 per basic and diluted share, for the nine months ended September 30, 2017.  Net income for the nine months of 2018 includes an aggregate net gain on dispositions of real estate of $30.7 million as compared to $35.8 million for the same period in 2017.

STORE Capital Corporation

Adjusted Funds from Operations (AFFO)

AFFO increased 25.8% to $97.4 million, or $0.47 per basic and diluted share, for the third quarter of 2018, compared to AFFO of $77.5 million, or $0.41 per basic and diluted share, for the third quarter of 2017.

AFFO for the nine months ended September 30, 2018 was $274.5 million, or $1.37 per basic share and $1.36 per diluted share, an increase of 22.6% from $223.9 million, or $1.28 per basic and diluted share, for the nine months ended September 30, 2017. The increase in AFFO for the three- and nine-month periods between years was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.33 for the third quarter ended September 30, 2018, representing a 6.5% increase over the quarterly cash dividend per common share declared for the prior quarter. This dividend, totaling $69.9 million, was paid on October 15, 2018 to stockholders of record on September 28, 2018.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $510.6 million of gross investments representing 129 property locations during the third quarter of 2018, adding nine net new customers. These investments had a weighted average initial cap rate of 7.9%. Total investment activity for the first nine months of 2018 was $1.2 billion representing 343 property locations with a weighted average initial cap rate of 7.9%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, with most escalations tied to the consumer price index and subject to a cap.  For acquisitions made during the first nine months of 2018, the weighted average annual lease escalation was 1.8%.

Disposition Activity

During the nine months ended September 30, 2018, the Company sold 55 properties and recognized an aggregate net gain of $30.7 million on the dispositions; seven of these 55 properties were sold in the third quarter for an aggregate net gain of $1.2 million. For the nine months ended September 30, 2018, proceeds from the dispositions of real estate aggregated $188.4 million as compared to an aggregate original investment amount of $174.0 million for the properties sold.

Portfolio

At September 30, 2018, STORE Capital’s real estate portfolio totaled $7.2 billion representing 2,206 property locations. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets. As of September 30, 2018, the portfolio’s annualized base rent and interest (based on rates in effect on September 30, 2018 for all lease and loan contracts) totaled $578.5 million as compared to $474.3 million a year ago. The weighted average non-cancelable remaining term of the leases at September 30, 2018 was approximately 14 years.

STORE Capital Corporation

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the Company’s portfolio.

Portfolio At A Glance - As of September 30, 2018
Investment property locations	2,206
States	49
Customers	421
Industries in which customers operate	103
Proportion of portfolio from direct origination	~80%
Contracts with STORE-preferred terms*(1)	94%
Weighted average annual lease escalation(2)	1.8%
Weighted average remaining lease contract term	~14 years
Occupancy(3)	99.7%
Properties not operating but subject to a lease(4)	20
Investment locations subject to a ground lease	20
Investment portfolio subject to NNN leases*	98%
Investment portfolio subject to Master Leases*(5)	91%
Average investment amount/replacement cost (new)(6)	82%
Locations subject to unit-level financial reporting	98%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(7)	2.1x/2.5	x
Contracts rated investment grade(8)	~75%
* Based on annualized base rent and interest.
(1)
Represents the percentage of our lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.

(2)
Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing less than 0.2% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(3)	The Company defines occupancy as a property being subject to a lease or loan contract. As of September 30, 2018, six of the Company’s properties were vacant and not subject to a contract.
(4)	Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(5)
Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 85% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(6)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(7)
STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The weighted average unit FCCR and 4-Wall coverage ratios were 2.9x and 3.6x, respectively.

(8)
Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties.  As of September 30, 2018, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba2’ as measured by Moody’s Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa2’.

STORE Capital Corporation

Capital Transactions

The Company established a new $500 million “at the market” equity distribution program, or ATM Program, in February 2018, and terminated its previous $400 million ATM Program established in September 2016.  During the third quarter of 2018, the Company sold an aggregate of approximately 6.7 million common shares at a weighted average share price of $28.60 and raised approximately $187.2 million in net proceeds after the payment of sales agents’ commissions and offering expenses.  During the first nine months of 2018, the Company sold approximately 17.9 million common shares at a weighted average share price of $26.88 and raised approximately $473.6 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In March 2018, the Company completed its first public debt offering, issuing $350 million in aggregate principal amount of its unsecured, investment-grade rated 4.50% Senior Notes, due March 2028. The net proceeds from the issuance were primarily used to pay down amounts outstanding under the Company’s credit facility.

In February 2018, the Company expanded its unsecured revolving credit facility from $500 million to $600 million and the accordion feature from $300 million to $800 million for a total maximum borrowing capacity of $1.4 billion. The amended credit facility matures in February 2022 and includes two six-month extension options, subject to certain conditions.

Subsequent to September 30, 2018, certain of the Company’s consolidated special purpose entities issued the eighth series, Series 2018-1, of net-lease mortgage notes under the Company’s STORE Master Funding debt program, separated into four tranches as summarized below.
Class	Rating	Amount (in millions)	Coupon Rate	Maturity Date
Class A-1	AAA	$150.0	3.96%	Oct. 2024
Class A-2	AAA	228.0	4.29%	Oct. 2027
Class A-3	A+	50.0	4.40%	Oct. 2024
Class A-4	A+	164.0	4.74%	Oct. 2027
Total		$592.0

The Series 2018-1 transaction marked the Company’s inaugural issuance of AAA rated notes.  The net proceeds from the issuance were primarily used to pay down outstanding balances on the Company’s credit facility and to prepay, without penalty, the STORE Master Funding Series 2013-1 Class A-1 notes and the Series 2013-2 Class A-1 notes; these notes had an aggregate outstanding principal balance of $233.3 million at the time of prepayment, were scheduled to mature in 2020 and bore interest rates of 4.16% and 4.37%, respectively.

2018 Guidance

The Company is raising its expected 2018 annual real estate acquisition volume guidance, net of projected property sales, from $900 million to approximately $1.2 billion and is updating its 2018 AFFO per share guidance by raising the lower end of the expected range.  The Company currently expects 2018 AFFO per share to be within a range of $1.81 to $1.84, up from $1.78 to $1.84 as initially presented in November 2017.  AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities.  This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.84 to $0.86 per share, plus $0.88 to $0.89 per share of expected real estate depreciation and amortization, plus approximately $0.09 per share related to such items as straight-line rent, the amortization of stock-based compensation and deferred financing costs.

STORE Capital Corporation

2019 Guidance

The Company currently expects 2019 AFFO per share to be within a range of $1.90 to $1.96, based on the Company’s current projections for net real estate acquisitions for the remainder of 2018 plus projected 2019 annual real estate acquisition volume, net of projected property sales, of approximately $1.1 billion. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.92 to $0.97 per share, plus $0.91 to $0.92 per share of expected real estate depreciation and amortization, plus approximately $0.07 per share related to noncash items. The midpoint of our AFFO per share guidance is based on a weighted average initial cap rate on new acquisitions of 7.85% and target leverage in the range of 5½ to 6 times run-rate net debt to EBITDA.  AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss third quarter ended September 30, 2018 operating results and answer questions.

●	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
●	Conference call replay available through November 15, 2018: 877-344-7529 (domestic) or 412-317-0088 (international)
●	Replay access code: 10125419
●	Live and archived webcast: http://ir.storecapital.com/webcasts

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 2,206 property locations, substantially all of which are profit centers, in 49 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

STORE Capital Corporation

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non‑GAAP measures. Management believes these two non‑GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items may cause short-term fluctuations in net income but have no impact on long-term operating performance. The Company believes that these costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Investor and Media Contacts:

Financial Profiles, Inc.
Moira Conlon, 310-622-8220
Tricia Ross, 310-622-8226
STORECapital@finprofiles.com

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

		Three months ended September 30,		Nine months ended September 30,
		2018	2017	2018	2017
		(unaudited)		(unaudited)
	Revenues:
	Rental revenues	$129,778	$104,039	$374,091	$314,093
	Interest income on loans and direct financing receivables	6,867	5,502	18,667	16,729
	Other income	360	1,003	1,294	1,901
	Total revenues	137,005	110,544	394,052	332,723

	Expenses:
	Interest	31,833	31,379	93,097	91,938
	Property costs	755	1,335	2,837	3,272
	General and administrative	11,509	10,255	33,212	29,787
	Depreciation and amortization	45,781	37,589	132,307	110,200
	Provisions for impairment	-	7,670	2,608	11,940
	Total expenses	89,878	88,228	264,061	247,137

	Income from operations before income taxes	47,127	22,316	129,991	85,586
	Income tax expense	130	81	337	334
	Income before gain on dispositions of real estate	46,997	22,235	129,654	85,252
	Gain on dispositions of real estate, net of tax	1,228	6,345	30,732	35,778
	Net income	$48,225	$28,580	$160,386	$121,030

	Net income per share of common stock - basic and diluted:	$0.23	$0.15	$0.80	$0.69

Weighted average common shares outstanding:	Basic	207,165,838	189,656,095	200,501,376	174,481,758
	Diluted	207,932,531	190,043,107	201,039,328	174,481,758

	Dividends declared per common share	$0.33	$0.31	$0.95	$0.89

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2018	December 31, 2017
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,148,884	$1,898,342
Buildings and improvements	4,619,316	3,958,003
Intangible lease assets	85,148	87,402
Total real estate investments	6,853,348	5,943,747
Less accumulated depreciation and amortization	(541,759)	(426,931)
	6,311,589	5,516,816
Real estate investments held for sale, net	–	16,741
Loans and direct financing receivables	351,990	271,453
Net investments	6,663,579	5,805,010
Cash and cash equivalents	25,598	42,937
Other assets, net	62,569	51,830
Total assets	$6,751,746	$5,899,777

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$359,000	$290,000
Unsecured notes and term loans payable, net	916,372	570,595
Non-recourse debt obligations of consolidated special purpose entities, net	1,681,060	1,736,306
Dividends payable	69,912	60,068
Accrued expenses, deferred revenue and other liabilities	106,700	71,866
Total liabilities	3,133,044	2,728,835

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares
authorized, 211,855,230 and 193,766,854 shares issued and
outstanding, respectively	2,119	1,938
Capital in excess of par value	3,858,416	3,381,090
Distributions in excess of retained earnings	(250,174)	(214,845)
Accumulated other comprehensive income	8,341	2,759
Total stockholders’ equity	3,618,702	3,170,942
Total liabilities and stockholders’ equity	$6,751,746	$5,899,777

STORE Capital Corporation

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures
(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net income	$48,225	$28,580	$160,386	$121,030
Depreciation and amortization of real estate assets	45,521	37,397	131,556	109,698
Provision for impairment of real estate	–	7,670	–	11,940
Gain on dispositions of real estate, net of tax	(1,228)	(6,345)	(30,732)	(35,778)
Funds from Operations	92,518	67,302	261,210	206,890

Adjustments:
Straight-line rental revenue, net:
Fixed rent escalations accrued	(1,302)	(1,806)	(4,825)	(5,053)
Construction period rent deferrals	2,384	621	4,506	2,091
Amortization of:
Equity-based compensation	2,283	2,012	5,949	5,880
Deferred financing costs
and other noncash interest expense	1,845	4,037	5,971	8,127
Lease-related intangibles and costs	621	5,293	1,832	6,470
Provision for loan losses	–	–	2,608	–
Capitalized interest	(906)	(268)	(1,960)	(828)
Gain on extinguishment of debt	–	–	(814)	–
Accrued severance costs	–	296	–	296
Adjusted Funds from Operations	$97,443	$77,487	$274,477	$223,873

Dividends declared to common stockholders	$69,912	$58,904	$194,920	$163,709

Net income per share of common stock: (1)
Basic and Diluted	$0.23	$0.15	$0.80	$0.69
FFO per share of common stock: (1)
Basic	$0.45	$0.35	$1.30	$1.18
Diluted	$0.44	$0.35	$1.30	$1.18
AFFO per share of common stock: (1)
Basic	$0.47	$0.41	$1.37	$1.28
Diluted	$0.47	$0.41	$1.36	$1.28

(1)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2018

Real Estate Portfolio Information

As of September 30, 2018, STORE Capital’s total investment in real estate and loans approximated $7.2 billion, representing investments in 2,206 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on September 30, 2018, for all leases, loans and direct financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At September 30, 2018, the Company’s 2,206 property locations were operated by 421 customers. The largest single customer represented 3.1% of annualized base rent and interest and the top ten customers totaled 18.5% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of September 30, 2018:

Customer	% of Annualized Base Rent and Interest	Number of Properties
AVF Parent, LLC (Art Van Furniture)	3.1%	24
Mills Fleet Farm Group LLC	2.4	8
Bass Pro Group, LLC (Cabela’s)	2.3	9
American Multi-Cinema, Inc. (AMC/Starplex/Carmike)	1.8	14
Zips Holdings, LLC	1.7	42
Cadence Education, Inc. (Early childhood/elementary education)	1.7	32
US LBM Holdings, LLC (Building materials distribution)	1.5	43
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.4	16
CWGS Group, LLC (Camping World/Gander Outdoors)	1.4	16
Stratford School, Inc. (Elementary and middle schools)	1.2	4
All other (411 customers)	81.5	1,998
Total	100.0%	2,206

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2018

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the more than 575 concepts represented in the Company’s investment portfolio as of September 30, 2018, the largest single concept represented 2.4% of annualized base rent and interest and the top ten concepts totaled 16.8% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of September 30, 2018:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Fleet Farm	2.4%	8
Ashley Furniture HomeStore	2.2	25
Art Van Furniture	2.2	17
Cabela’s	2.2	8
Zips Car Wash	1.7	42
Big R Stores	1.6	24
Stratford School	1.2	4
Popeyes Louisiana Kitchen	1.2	63
Applebee’s	1.1	36
Meek’s	1.0	41
All other (568 concepts)	83.2	1,938
Total	100.0%	2,206

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2018

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy.  The following table summarizes these industries, by sector, into 71 industry groups as of September 30, 2018:

Customer Industry Group	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants – full service	12.0%	411	2,774
Restaurants – limited service	6.4	408	1,074
Early childhood education	6.1	183	2,050
Health clubs	5.6	77	2,261
Movie theaters	5.2	39	1,915
Family entertainment	4.1	38	1,290
Automotive repair and maintenance	3.9	134	635
Pet care	3.5	147	1,472
Lumber and construction materials wholesalers	3.0	102	4,285
Medical and dental	2.1	58	573
Career education	1.7	7	584
Behavioral health	1.6	34	473
Elementary and secondary schools	1.5	6	222
Equipment sales and leasing	1.2	18	570
Wholesale automobile auction	1.0	6	224
Consumer goods rental	0.9	44	593
All other service (17 industry groups)	5.7	94	4,826
Total service	65.5	1,806	25,821
Retail:
Furniture	5.9	55	3,316
Farm and ranch supply	4.5	39	3,409
Hunting and fishing	2.8	17	1,292
Used car dealers	1.0	19	228
Recreational vehicle dealers	1.0	10	259
Home furnishings	0.8	5	691
Electronics and appliances	0.7	7	331
All other retail (9 industry groups)	1.8	46	1,797
Total retail	18.5	198	11,323
Manufacturing:
Metal fabrication	4.6	68	7,431
Plastic and rubber products	2.7	32	3,997
Furniture manufacturing	1.2	5	1,801
Aerospace product and parts	0.9	10	952
Medical and pharmaceutical	0.7	6	431
Electronics equipment	0.7	6	664
Food processing	0.6	5	447
All other manufacturing (15 industry groups)	4.6	70	6,685
Total manufacturing	16.0	202	22,408
Total	100.0%	2,206	59,552

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2018

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in every state except Delaware. The following table details the top ten geographical locations of the properties as of September 30, 2018:
State	% of Annualized Base Rent and Interest	Number of Properties
Texas	12.1%	229
Illinois	6.5	140
Florida	6.1	135
Ohio	5.9	135
Georgia	5.4	135
Michigan	4.3	72
Tennessee	4.2	100
California	4.1	38
Pennsylvania	3.9	69
Arizona	3.8	72
All other (39 states) (1)	43.7	1,081
Total	100.0%	2,206

(1)	Includes one property in Ontario, Canada which represents 0.4% of annualized base rent and interest.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2018

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of September 30, 2018, 98% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 91% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 12% of the annualized base rent and interest will expire in the next ten years (before 2028). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of September 30, 2018:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
Remainder of 2018	0.4%	4
2019	0.6	16
2020	0.7	13
2021	0.7	7
2022	0.4	7
2023	1.1	28
2024	0.7	15
2025	1.6	23
2026	2.1	53
2027	3.7	64
Thereafter	88.0	1,970
Total	100.0%	2,200

(1)           Expiration year of contracts in place as of September 30, 2018, excluding any tenant renewal option periods.
(2)	Excludes six properties which were vacant and not subject to a lease as of September 30, 2018.